Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of December 31, 2024, MFA Financial, Inc. had five classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our common stock, par value $0.01 per share (our “common stock”); (2) our 7.50% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”); (3) our 6.50% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”); (4) our 8.875% senior notes due 2029 (the “8.875% Notes”); and (5) our 9.00% senior notes due 2029 (the “9.00% Notes”). Our charter also authorizes 3,840,000 shares of preferred stock, par value $0.01 per share, without further designation (the “Undesignated Preferred Stock”), 1,160,000 shares of 8.00% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and 100,000,000 shares of excess stock, par value $0.01 per share (“Excess Stock”). No shares of Series A Preferred Stock or Undesignated Preferred Stock or Excess Stock are outstanding or registered pursuant to the Exchange Act. As such, a description of the terms of the Series A Preferred Stock or the Undesignated Preferred Stock is not included in this exhibit.
Description of Common Stock
The following description of the terms of our common stock is only a summary. This summary is not complete and is qualified by the provisions of our charter and bylaws, which have been filed with the U.S. Securities and Exchange Commission (the “SEC”) and incorporated by reference herein, and the Maryland General Corporation Law, or MGCL.
General
Our charter provides that we may issue up to one billion shares of capital stock, all with a par value of $0.01 per share. As of December 31, 2024, 874,300,000,of these authorized shares were classified as common stock, par value $0.01 per share. As of December 31, 2024, we had 102,082,561 shares of common stock outstanding.
Pursuant to our charter, the board of directors of our company (or our board) is authorized to classify and reclassify any unissued shares of our capital stock, to provide for the issuance of shares in other classes or series (including preferred stock in one or more series), to establish the number of shares in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series. Under Maryland law, stockholders are generally not liable for our debts or obligations.
All outstanding shares of our common stock were duly authorized, validly issued, fully paid and nonassessable. Holders of our common stock are entitled to receive distributions on their shares of common stock if, as and when our board authorizes and we declare distributions out of legally available assets. However, rights to distributions may be subordinated to the rights of holders of our preferred stock, when preferred stock is issued and outstanding, or subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of stock. See “-Restrictions on Ownership and Transfer” below. In the event of our liquidation, dissolution or winding up, each outstanding share of our common stock will entitle its holder to a proportionate share of the assets that remain after we pay our liabilities and any preferential distributions owed to preferred stockholders.
Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of the common stockholders. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, sinking fund, redemption or exchange rights or any preemptive rights to subscribe for any of our securities and generally have no appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of stock, all shares of our common stock have equal dividend, distribution, liquidation and other rights.
Under the MGCL, a Maryland corporation cannot amend its charter, consolidate, convert, merge, sell all or substantially all of its assets, engage in a statutory share exchange or dissolve unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these matters (other than certain amendments to the provisions of our charter related to our board, consideration of various factors when considering a change of control transaction, indemnification, exculpation, advance notice of stockholder proposals and the charter amendment section, which must be approved by the affirmative vote of not less than 80% of the aggregate vote entitled to be cast) may be approved by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon.
Our charter grants our board the power to authorize the issuance of additional authorized but unissued shares of common stock and preferred stock. Our board may also classify or reclassify unissued shares of common stock or preferred stock and authorize their issuance.
We believe that these powers of our board provide increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Although our board does not intend to do so at the present time, it could authorize the issuance of a class or series that could delay, defer or prevent a change of control or other transaction that might involve a premium price for the common stock or otherwise be in the best interest of our stockholders.
Restrictions on Ownership and Transfer
In order for us to qualify as a real estate investment trust, or a REIT, our capital stock must be beneficially owned by 100 or more persons for at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code, or the Code, to include certain exempt entities) during the last half of a taxable year.
Our charter provides that, subject to certain exceptions, no stockholder or “group” (as defined in Section 13(d)(3) of the Exchange Act) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the number or value of the outstanding shares of our capital stock (or the Ownership Limit). Our board may waive the Ownership Limit if it is presented with evidence satisfactory to it that the waiver will not jeopardize our qualification as a REIT. As a condition to any such waiver, our board may require a ruling of the Internal Revenue Service or an opinion of counsel satisfactory to it and must receive certain undertakings, representations and agreements from the applicant with respect to preserving our REIT qualification. The Ownership Limit will not apply if our board determines that it is no longer in our best interests to continue to qualify as a REIT.
If shares of common stock and/or preferred stock (i) in excess of the Ownership Limit, (ii) which would cause us to be beneficially owned by fewer than 100 persons or (iii) that cause us to become “closely held” under Section 856(h) of the Code, are transferred to any person, the issuance or transfer shall be void as to the number of shares in violation of such restrictions and the intended transferee will acquire no rights to such shares of common stock and/or preferred stock. Shares transferred that would cause any stockholder (or a Prohibited Owner) to own more than the Ownership Limit or cause us to become “closely held” under Section 856(h) of the Code will automatically be converted into an equal number of shares of excess stock. All excess stock will be automatically transferred, without action by the Prohibited Owner, to a trust for the exclusive benefit of one or more charitable beneficiaries that we select, and the Prohibited Owner will not acquire any rights in the shares of excess stock. Such automatic transfer shall be deemed to be effective as of the close of business on the day prior to the date of the transfer causing a violation. The trustee of the trust shall be appointed by us and must be independent of us and the

Prohibited Owner. The Prohibited Owner shall have no right to receive dividends or other distributions with respect to, or be entitled to vote, any shares of excess stock held in the trust. Any dividend or other distribution paid prior to the discovery by us that excess stock has been transferred to the trust must be paid by the recipient of the dividend or distribution to the trustee upon demand for the benefit of the charitable beneficiary, and any dividend or other distribution authorized but unpaid shall be paid when due to the trust. The trust shall have all dividend and voting rights with respect to the shares of excess stock held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or distribution so paid to the trust shall be held in trust for the charitable beneficiary.
Within 20 days of receipt of our notice that excess stock has been transferred to the trust, the trustee will sell the excess stock held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in our charter. Upon such sale, any interest of the charitable beneficiary in the excess stock sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the charitable beneficiary as follows. The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the excess stock or, if the Prohibited Owner did not give value for the excess stock in connection with the event causing the excess stock to be held in the trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in our charter) of the excess stock on the day of the event causing the excess stock to be held in the trust, and (b) the price per share received by the trustee from the sale or other disposition of the excess stock held in the trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner will be paid immediately to the charitable beneficiary. If, prior to our discovery that excess stock has been transferred to the trust, the excess stock is sold by a Prohibited Owner, then the excess stock will be deemed to have been sold on behalf of the trust and, to the extent that the Prohibited Owner received an amount for the excess stock that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, the excess shall be paid to the trustee upon demand.
The Ownership Limit provision will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration is increased. Any change in the Ownership Limit would require an amendment to our charter. Such an amendment must be advised by our board of directors and approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock and any other class of capital stock with such voting rights. In addition to preserving our qualification as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of our company without the approval of our board.
To the extent our shares of common stock or preferred stock are certificated, all certificates representing shares of our common stock or preferred stock will refer to the restrictions described above.
Any person who acquires or attempts or intends to acquire shares of our common stock or preferred stock in violation of any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT.
All persons who own, directly or by virtue of the attribution provisions of the Code, 5% or more of our outstanding shares of stock (or such other percentage at the time prescribed by the Code or the regulations promulgated thereunder) must file a written statement with us containing the information specified in our charter within 30 days after January 1 of each year. In addition, each stockholder must upon demand disclose to us such information as we deem necessary in order to determine our qualification as a REIT and to ensure compliance with the Ownership Limit.
Certain Provisions of Maryland Law and of Our Charter and Bylaws
The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. This summary is not complete and is qualified by the provisions of our charter and bylaws, and the MGCL.

Classification of Our Board
Our bylaws provide that the number of directors may be established by our board but may not be fewer than the minimum number permitted by the MGCL nor more than fifteen. Any vacancy may be filled, at any regular meeting or at any special meeting called for that purpose, only by a majority of the remaining directors. Any director elected to fill a vacancy by our board serves for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualifies.
Pursuant to our charter, our board is divided into three classes of directors. Directors of each class serve for three-year terms and each year one class of directors will be elected by the stockholders. The number of directors in each class and the expiration of the current term of each class term is as follows:

Class I	2 Directors	Expires 2026
Class II	3 Directors	Expires 2027
Class III	2 Directors	Expires 2025
We believe that the classification of our board helps to assure the continuity and stability of our business strategies and policies as determined by our board. Common stockholders have no right to cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.
The classified board provision of our charter could have the effect of making the replacement of incumbent directors more time-consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of our company, even though the tender offer or change in control might be in the best interest of our stockholders.
Removal of Directors
Our charter provides that a director may be removed only for cause and only by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors. This provision, when coupled with the exclusive power of our board to fill vacant directorships, precludes stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by the removal with their own nominees.
Business Combinations
Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:
•any person who, directly or indirectly, beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock; or
•an affiliate or associate of the corporation who, directly or indirectly, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.
A person is not an interested stockholder under the statute if our board approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, our board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by our board and approved by the affirmative vote of at least:
•80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder
These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Control Share Acquisitions
Maryland law provides that holders of control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:
•one-tenth or more but less than one-third;
•one-third or more but less than a majority; or
•a majority or more.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel our board of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:
•a classified board;
•a two-thirds vote requirement for removing a director;
•a requirement that the number of directors be fixed only by vote of the directors;
•a requirement that a vacancy on the board be filled only by the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•a majority requirement for the calling of a special meeting of stockholders.
Without our having elected to be subject to Subtitle 8, our charter and bylaws already (1) provide for a classified board, (2) require the affirmative vote of the holders of at least 80% of the votes entitled to be cast in the election of directors for the removal of any director from our board, which removal will be allowed only for cause, and (3) vest in our board the exclusive power to fix the number of directorships. In addition, we have elected to be subject to the Subtitle 8 provision that requires a vacancy on our board to be filled only by the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred.
Meetings of Stockholders
Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually. In addition, our Chairman of our Board, Chief Executive Officer, President or our board may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be considered at a meeting of our stockholders will also be called by our Secretary upon the written request of the stockholders entitled to cast not less than 25% of all the votes entitled to be cast at the meeting.
Limitation and Indemnification of Directors’ and Officers’ Liability
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.
Our charter obligates us to indemnify, to the maximum extent permitted by Maryland law, any director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another entity, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her status as a director or officer of our company and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The charter also permits our company to indemnify and advance expenses to any employee or agent of our company if authorized by our board.
Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer only upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
Amendment to Our Charter
Our charter may be amended only by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter; provided, however, that certain amendments related to our board (including a declassification of the board or removal of directors), consideration of various factors when considering a change of control transaction, indemnification, exculpation, advance notice of stockholder proposals and the charter amendment section require the affirmative vote of not less than 80% of all the votes entitled to be cast on such matters.
Dissolution of Our Company
Our dissolution must be declared advisable by a majority of our entire board and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.
Advance Notice of Director Nominations and New Business
Our charter provides that, with respect to annual meetings, timely notice of stockholder business proposals and stockholder nominees for directors must be received in accordance with the bylaws. Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our board and the proposal of other business to be considered by stockholders may be made only pursuant to our notice of the meeting, by or at the direction of our board or by a stockholder who was a stockholder of record both at the time the stockholder provided the notice required by the bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or any such other business and who has complied with the advance notice requirements of and provided the information and other materials required by the bylaws. With respect to special meetings of stockholders, proposals of business to be considered by stockholders may be made only pursuant to our notice of the meeting, by our board or by a stockholder who was a stockholder of record both at the time the stockholder provided the notice required by the bylaws and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the bylaws.
Exclusive Forum
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine.
Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
The business combination provisions and the control share acquisition provisions of Maryland law, the provisions of our charter on classification of our board and removal of directors and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of common stock or otherwise be in their best interest.
Listing
Our common stock is listed on the NYSE under the symbol “MFA.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Inc., 480 Washington Boulevard, Jersey City, NJ 07310-1900. Its telephone number is 866-249-2610 and its website is www.computershare.com. The information on such website is not, and should not be interpreted to be, part of this exhibit.
Description of the Series B Preferred Stock
The following description of certain terms and provisions of the Series B Preferred Stock does not purport to be complete and is in all respects subject to, and qualified in its entirety by reference to, our charter, including the articles supplementary setting forth the terms of the Series B Preferred Stock, our bylaws and Maryland law.
General
Our charter provides that we may issue up to one billion shares of capital stock, all with a par value of $0.01 per share. As of December 31, 2024, 8,050,000 of these authorized shares were classified as Series B Preferred Stock. As of December 31, 2024, there were 8,000,0000 shares of the Series B Preferred Stock outstanding.
Each class or series of preferred stock will have the designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as Maryland law may permit and our board of directors may determine by adoption of articles supplementary to our charter.
All outstanding shares of Series B Preferred Stock were validly issued, fully paid and nonassessable. Our board of directors may, without notice to or the consent of holders of Series B Preferred Stock, authorize the issuance and sale of additional shares of Series B Preferred Stock and authorize and issue additional shares of any class or series of parity equity securities from time to time.
Listing
The Series B Preferred Stock is listed on the NYSE under the symbol “MFA/PB.”
Ranking
The Series B Preferred Stock ranks, with respect to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs:

•senior to all classes or series of our common stock, and to any other class or series of our capital stock expressly designated as ranking junior to the Series B Preferred Stock with respect to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs;
•on parity with any class or series of our capital stock expressly designated as ranking on parity with the Series B Preferred Stock with respect to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs (including, if any shares are then outstanding, our Series A Preferred Stock and the Series C Preferred Stock); and
•junior to any other class or series of our capital stock expressly designated as ranking senior to the Series B Preferred Stock with respect to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs.
The term “capital stock” does not include convertible or exchangeable debt securities, none of which is outstanding as of the date hereof, which, prior to conversion or exchange, will rank senior in right of payment to the Series B Preferred Stock. The Series B Preferred Stock also ranks junior in right of payment to our other existing and future debt obligations. Our existing and future debt includes our repurchase agreements, securitized debt, unsecured debt, obligation to return securities obtained as collateral, and other financing arrangements.
Dividends
Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the Series B Preferred Stock with respect to dividend rights, holders of shares of the Series B Preferred Stock are entitled to receive, when, as and if authorized by our board of directors and declared by us out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.50% per annum of the $25.00 liquidation preference per share of the Series B Preferred Stock (equivalent to the fixed annual amount of $1.875 per share of the Series B Preferred Stock).
Dividends on the Series B Preferred Stock will accrue and be cumulative from, and including, the date of original issue and are payable to holders quarterly in arrears on or about March 31, June 30, September 30 and December 31 of each year or, if such day is not a business day, on the next succeeding business day, except that, if such business day is in the next succeeding year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date. The term “business day” means each day, other than a Saturday or a Sunday, which is not a day on which banks in New York are required to close.
The amount of any dividend payable on the Series B Preferred Stock for any dividend period, including any partial dividend period, is computed on the basis of a 360-day year consisting of twelve 30-day months. A dividend period is the respective period commencing on, and including, the first day of January, April, July and October of each year and ending on, and including, the day preceding the first day of the next succeeding dividend period (other than the initial dividend period and the dividend period during which any shares of Series B Preferred Stock shall be redeemed). Dividends are payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which shall be the date designated by our board of directors as the record date for the payment of dividends that is not more than 35 and not fewer than ten days prior to the scheduled dividend payment date.
Dividends on the Series B Preferred Stock will accrue whether or not:
•we have earnings;
•there are funds legally available for the payment of those dividends; or
•those dividends are authorized or declared.

Except as described in the next two paragraphs, unless full cumulative dividends on the Series B Preferred Stock for all past dividend periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set apart for payment, we will not:
•declare and pay or declare and set apart for payment of dividends, and we will not declare and make any distribution of cash or other property, directly or indirectly, on or with respect to any shares of our common stock or shares of any other class or series of our capital stock ranking, as to dividends, on parity with (including, if any shares are then outstanding, our Series A Preferred Stock and the Series C Preferred Stock) or junior to the Series B Preferred Stock, for any period; or
•redeem, purchase or otherwise acquire for any consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to, or pay or make available any monies for a sinking fund for the redemption of, any common stock or shares of any other class or series of our capital stock ranking, as to dividends and upon liquidation, on parity with (including, if any shares are then outstanding, our Series A Preferred Stock and the Series C Preferred Stock) or junior to the Series B Preferred Stock.
The foregoing sentence, however, will not prohibit:
•dividends payable solely in capital stock ranking junior to the Series B Preferred Stock;
•the conversion into or exchange for other shares of any class or series of capital stock ranking junior to the Series B Preferred Stock;
•our purchase of shares of Series B Preferred Stock, preferred stock ranking on parity with (including, if any shares are then outstanding, our Series A Preferred Stock and the Series C Preferred Stock) the Series B Preferred Stock as to payment of dividends and upon liquidation, dissolution or winding up or capital stock or equity securities ranking junior to the Series B Preferred Stock pursuant to our charter to the extent necessary to preserve our qualification as a REIT as discussed under “- Restrictions on Ownership and Transfer” below;
•our redemption or other acquisition of shares under incentive, benefit or share purchase plans for officers, directors or employees or others performing or providing similar services; and
•our purchase of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock.
When we do not pay dividends in full (or set apart a sum sufficient to pay them in full) on the Series B Preferred Stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the Series B Preferred Stock (including, if any shares are then outstanding, our Series A Preferred Stock and the Series C Preferred Stock), we will declare any dividends upon the Series B Preferred Stock and each such other class or series of capital stock ranking, as to dividends, on parity with the Series B Preferred Stock (including, if any shares are then outstanding, our Series A Preferred Stock and the Series C Preferred Stock) pro rata, so that the amount of dividends declared per share of Series B Preferred Stock and such other class or series of capital stock will in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such other class or series of capital stock (which will not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears.
Holders of shares of Series B Preferred Stock are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series B Preferred Stock as described above. Any dividend payment made on the Series B Preferred Stock will first be credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on the Series B Preferred Stock will accumulate as of the dividend payment date on which they first become payable.
We do not intend to declare dividends on the Series B Preferred Stock, or pay or set apart for payment dividends on the Series B Preferred Stock, if the terms of any of our agreements, including any agreements relating to our indebtedness, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends will be authorized by our board of directors and declared by us or paid or set apart for payment if such authorization, declaration or payment is restricted or prohibited by law. We do not believe that these restrictions currently have any adverse impact on our ability to pay dividends on the Series B Preferred Stock.
Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any distribution or payment shall be made to holders of shares of our common stock or any other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, junior to the Series B Preferred Stock, holders of shares of Series B Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, after payment of or provision for our debts and other liabilities, a liquidation preference of $25.00 per share of Series B Preferred Stock, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) to, but not including, the date of payment. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all shares of each other class or series of capital stock ranking, as to liquidation rights, on parity with the Series B Preferred Stock (including, if any shares are then outstanding, our Series A Preferred Stock and the Series C Preferred Stock) in the distribution of assets, then holders of shares of Series B Preferred Stock and each such other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series B Preferred Stock (including, if any shares are then outstanding, our Series A Preferred Stock and the Series C Preferred Stock) will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Holders of shares of Series B Preferred Stock will be entitled to written notice of any distribution in connection with any voluntary or involuntary liquidation, dissolution or winding up of our affairs not less than 30 days and not more than 60 days prior to the distribution payment date. After payment of the full amount of the liquidating distributions to which they are entitled, holders of shares of Series B Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.
In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our capital stock or otherwise, is permitted under Maryland law, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series B Preferred Stock will not be added to our total liabilities.
Redemption
Optional Redemption
Except with respect to the special optional redemption described below and in certain limited circumstances relating to our ability to continue to qualify as a REIT as described in “- Restrictions on Ownership and Transfer,” we cannot redeem the Series B Preferred Stock prior to April 15, 2018. On and after April 15, 2018, we may, at our option, upon not fewer than 30 and not more than 60 days’ written notice, redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not authorized or declared) to, but not including, the date fixed for redemption, without interest.

Special Optional Redemption
Upon the occurrence of a Change of Control, we may, at our option, redeem the Series B Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we have provided or provide notice of redemption with respect to the Series B Preferred Stock (whether pursuant to our optional redemption right or our special optional redemption right), the holders of Series B Preferred Stock subject to such notice of redemption will not have the conversion right described below under “- Conversion Rights.”
A “Change of Control” is when, after the initial issuance of the Series B Preferred Stock, the following have occurred and are continuing:
•the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of our company entitling that person to exercise more than 50% of the total voting power of all stock of our company entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
•following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE MKT or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.
Redemption Procedures
We will mail to the record holders of the Series B Preferred Stock a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to their respective addresses as shown on our stock transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series B Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:
•the redemption date;
•the redemption price;
•the number of shares of Series B Preferred Stock to be redeemed;
•the place or places where the certificates, if any, representing shares of Series B Preferred Stock are to be surrendered for payment of the redemption price;
•procedures for surrendering noncertificated shares of Series B Preferred Stock for payment of the redemption price;
•that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accumulate on such redemption date;
•that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series B Preferred Stock;
•if redeeming pursuant to our special optional redemption right, that the Series B Preferred Stock is being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and
•if applicable, that the holders of the Series B Preferred Stock to which the notice relates will not be able to tender such Series B Preferred Stock for conversion in connection with the Change of Control and each share of Series B Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

If we redeem fewer than all of the outstanding shares of Series B Preferred Stock, the notice of redemption mailed to each stockholder will also specify the number of shares of Series B Preferred Stock that we will redeem from each stockholder. In this case, we will determine the number of shares of Series B Preferred Stock to be redeemed as described below.
If fewer than all of the outstanding shares of the Series B Preferred Stock are to be redeemed, we will select the shares of Series B Preferred Stock to be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot. If such redemption is to be by lot and, as a result of such redemption, any holder of shares of Series B Preferred Stock, other than a holder of Series B Preferred Stock that has received an exemption from the ownership limit, would have actual or constructive ownership of more than 9.8% of the issued and outstanding shares of Series B Preferred Stock by value or number of shares, whichever is more restrictive, because such holder’s shares of Series B Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the charter, we will redeem the requisite number of shares of Series B Preferred Stock of such holder such that no holder will own in excess of the 9.8% Series B Preferred Stock ownership limit subsequent to such redemption. See “- Restrictions on Ownership and Transfer” below. In order for their shares of Series B Preferred Stock to be redeemed, holders must surrender their shares at the place, or in accordance with the book-entry procedures, designated in the notice of redemption. Holders will then be entitled to the redemption price and any accrued and unpaid dividends payable upon redemption following surrender of the shares as detailed below. If a notice of redemption has been given (in the case of a redemption of the Series B Preferred Stock other than to preserve our qualification as a REIT), if the funds necessary for the redemption have been set apart by us in trust for the benefit of the holders of any shares of Series B Preferred Stock called for redemption and if irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, dividends will cease to accrue on such shares of Series B Preferred Stock and such shares of Series B Preferred Stock will no longer be deemed outstanding. At such time, all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon redemption, without interest. So long as no dividends are in arrears and subject to the provisions of applicable law, we may from time to time repurchase all or any part of the Series B Preferred Stock, including the repurchase of shares of Series B Preferred Stock in open-market transactions and individual purchases at such prices as we negotiate, in each case as duly authorized by our board of directors.
Unless full cumulative dividends on all shares of Series B Preferred Stock have been or contemporaneously are authorized, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods that have ended, no shares of Series B Preferred Stock will be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed and we will not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock or any class or series of our capital stock ranking, as to dividends or upon liquidation, dissolution or winding up, on parity with (including, if any shares are then outstanding, our Series A Preferred Stock and the Series C Preferred Stock) or junior to the Series B Preferred Stock (except by conversion into or exchange for our capital stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation, dissolution or winding up); provided, however, that whether or not the requirements set forth above have been met, we may purchase shares of Series B Preferred Stock, preferred stock ranking on parity with the Series B Preferred Stock (including, if any shares are then outstanding, our Series A Preferred Stock and the Series C Preferred Stock) as to payment of dividends and upon liquidation, dissolution or winding up or capital stock or equity securities ranking junior to the Series B Preferred Stock pursuant to our charter to the extent necessary to ensure that we meet the requirements for qualification as a REIT for federal income tax purposes, we may redeem or acquire shares under incentive, benefit or share purchase plans for officers, directors or employees or others performing or providing similar services, and may purchase or acquire shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock. See “- Restrictions on Ownership and Transfer” below.
If a redemption date falls after a dividend record date and on or prior to the corresponding dividend payment date, each holder of shares of the Series B Preferred Stock at the close of business of such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares on or prior to such dividend payment date and each holder of shares of Series B Preferred Stock that surrenders such shares on such redemption date will be entitled to the dividends accruing after the end of the applicable dividend period, to, but not including, the date of redemption. Except as described above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series B Preferred Stock for which a notice of redemption has been given.
All shares of Series B Preferred Stock that we redeem or repurchase will be retired and restored to the status of authorized but unissued shares of common stock.
Subject to applicable law and the limitation on purchases when dividends on the Series B Preferred Stock are in arrears, we may, at any time and from time to time, purchase Series B Preferred Stock in the open market, by tender or by private agreement.
Future debt instruments may prohibit us from redeeming or otherwise repurchasing any shares of our capital stock, including the Series B Preferred Stock, except in limited circumstances. We are not aware of any restrictions that currently would have any adverse impact on our ability to redeem or purchase shares of the Series B Preferred Stock.
Conversion Rights
Upon the occurrence of a Change of Control, each holder of Series B Preferred Stock will have the right, other than shares of Series B Preferred Stock with respect to which prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such Series B Preferred Stock as described above under “ - Redemption - Optional Redemption” or “ - Redemption - Special Optional Redemption,” to convert some or all of the Series B Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of Series B Preferred Stock (the “Common Stock Conversion Consideration”), which is equal to the lesser of:
•the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series B Preferred Stock dividend payment and prior to the corresponding Series B Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price; and
•the “Share Cap,” originally 5.3135, now1.328375 as a result of a reverse stock split split of our common stock at a ratio of 1-for 4 (the “Reverse Stock Split”), subject to certain adjustments as described below.

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a distribution of our common stock), subdivisions or combinations (in each case, a “Stock Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Stock Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Stock Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Stock Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Stock Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed the product of the Share Cap times the aggregate number of shares of the Series B Preferred Stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Stock Splits on the same basis as the corresponding adjustment to the Share Cap.
In the case of a Change of Control pursuant to which our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series B Preferred Stock will receive upon conversion of such Series B Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”). The Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to in this exhibit as the “Conversion Consideration.”
If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of our common stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of our common stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.
We will not issue fractional shares of common stock upon the conversion of the Series B Preferred Stock. Instead, we will pay the cash value of such fractional shares.
Within 15 days following the occurrence of a Change of Control, we will mail to the record holders of Series B Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. We will send the notice to the address shown on our stock transfer books, and the notice will state the following:
•the events constituting the Change of Control;
•the date of the Change of Control;
•the last date on which the holders of Series B Preferred Stock may exercise their Change of Control Conversion Right;
•the method and period for calculating the Common Stock Price;
•the Change of Control Conversion Date;
•that if, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the Series B Preferred Stock, holders of Series B Preferred Stock that are subject to such notice of redemption will not be able to convert the Series B Preferred Stock designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;
•if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series B Preferred Stock;
•the name and address of the paying agent and the conversion agent;
•the procedures that the holders of Series B Preferred Stock must follow to exercise the Change of Control Conversion Right; and
•the last date on which holders of Series B Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.
We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series B Preferred Stock.
To exercise the Change of Control Conversion Right, the holders of Series B Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing Series B Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent. The conversion notice must state:
•the relevant Change of Control Conversion Date;
•the number of shares of Series B Preferred Stock to be converted; and
•that the Series B Preferred Stock is to be converted pursuant to the applicable provisions of the articles supplementary related to the Series B Preferred Stock.
The “Change of Control Conversion Date” is the date the Series B Preferred Stock is to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we mail the notice described above to the holders of Series B Preferred Stock.
The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common stock is not then listed for trading on a U.S. securities exchange.
Holders of Series B Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:
•the number of withdrawn shares of Series B Preferred Stock;
•if certificated Series B Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series B Preferred Stock; and
•the number of shares of Series B Preferred Stock, if any, which remain subject to the conversion notice.
Notwithstanding the foregoing, if the Series B Preferred Stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company.
Series B Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such Series B Preferred Stock, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem Series B Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series B Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the date of redemption, in accordance with our optional redemption right or special optional redemption right. See “- Redemption - Optional Redemption” and “- Redemption - Special Optional Redemption” above.
We will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date.

In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series B Preferred Stock into shares of our common stock. Notwithstanding any other provision of the Series B Preferred Stock, no holder of Series B Preferred Stock will be entitled to convert such Series B Preferred Stock into shares of our common stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the stock ownership limits contained in our charter, including the articles supplementary setting forth the terms of the Series B Preferred Stock, unless we provide an exemption from the applicable limits for such holder. See “- Restrictions on Ownership and Transfer” below.
The Change of Control conversion feature may make it more difficult for a party to take over our company or discourage a party from taking over our company.
Except as provided above in connection with a Change of Control, the Series B Preferred Stock is not convertible into or exchangeable for any other securities or property.
No Maturity, Sinking Fund or Mandatory Redemption
The Series B Preferred Stock has no maturity date and we are not required to redeem the Series B Preferred Stock at any time. Accordingly, the Series B Preferred Stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right or, under circumstances where the holders of the Series B Preferred Stock have a conversion right, such holders convert the Series B Preferred Stock into our common stock. The Series B Preferred Stock is not subject to any sinking fund.
Limited Voting Rights
Holders of shares of the Series B Preferred Stock generally have no voting rights, except as set forth below.
If dividends on the Series B Preferred Stock are in arrears for six or more quarterly periods, whether or not consecutive (which we refer to as a preferred dividend default), holders of shares of the Series B Preferred Stock (voting together as a class with the holders of all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable, (including, if any shares are then outstanding, our Series A Preferred Stock and the Series C Preferred Stock)) will be entitled to vote for the election of two additional directors to serve on our board of directors (which we refer to as preferred stock directors), until all unpaid dividends for past dividend periods that have ended with respect to the Series B Preferred Stock and any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable (including, if any shares are then outstanding, our Series A Preferred Stock and the Series C Preferred Stock) have been paid or declared and a sum sufficient for payment is set apart for such payment. In such a case, the number of directors serving on our board of directors will be increased by two. The preferred stock directors will be elected by a plurality of the votes cast in the election for a one-year term and each preferred stock director will serve until his successor is duly elected and qualified or until the director’s right to hold the office terminates, whichever occurs earlier. The election will take place at:
•a special meeting called upon the written request of holders of at least 10% of the outstanding shares of Series B Preferred Stock together with any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable (including, if applicable, our Series A Preferred Stock and the Series C Preferred Stock), if this request is received more than 90 days before the date fixed for our next annual or special meeting of stockholders or, if we receive the request for a special meeting within 90 days before the date fixed for our next annual or special meeting of stockholders, at our next annual or special meeting of stockholders; and
•each subsequent annual meeting (or special meeting held in its place) until all dividends accumulated on the Series B Preferred Stock and on any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable (including, if applicable, our Series A Preferred Stock and the Series C Preferred Stock) have been paid in full for all past dividend periods that have ended.

If and when all accumulated dividends on the Series B Preferred Stock and all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable (including, if any shares are then outstanding, our Series A Preferred Stock and the Series C Preferred Stock) shall have been paid in full or a sum sufficient for such payment in full is set apart for payment, holders of shares of Series B Preferred Stock shall be divested of the voting rights set forth above (subject to re-vesting in the event of each and every preferred dividend default) and the term and office of such preferred stock directors so elected will terminate and the entire board of directors will be reduced accordingly.
Any preferred stock director elected by holders of shares of Series B Preferred Stock and other holders of preferred stock upon which like voting rights have been conferred and are exercisable (including, if any shares are then outstanding, our Series A Preferred Stock and the Series C Preferred Stock) may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series B Preferred Stock and other parity preferred stock entitled to vote thereon when they have the voting rights described above (voting as a single class). So long as a preferred dividend default continues, any vacancy in the office of a preferred stock director may be filled by written consent of the preferred stock director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series B Preferred Stock when they have the voting rights described above (voting as a single class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable (including, if any shares are then outstanding, our Series A Preferred Stock and the Series C Preferred Stock)). Each preferred stock director is entitled to one vote on any matter.
Subject to the exception described below, so long as any shares of Series B Preferred Stock remain outstanding, we will not, without the consent or the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series B Preferred Stock together with the holders of all other shares of any class or series of preferred stock ranking on parity with the Series B Preferred Stock (including, if any shares are then outstanding, our Series A Preferred Stock and the Series C Preferred Stock) with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up (voting as a single class):
•authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of stock ranking senior to the Series B Preferred Stock with respect to payment of dividends, or the distribution of assets upon our liquidation, dissolution or winding up, or reclassify any of our authorized capital stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or
•amend, alter or repeal the provisions of our charter, including the terms of the Series B Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of our company’s assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock, except that with respect to the occurrence of any of the events described in the second bullet point immediately above, so long as (1) the Series B Preferred Stock remains outstanding with the terms of the Series B Preferred Stock materially unchanged, or (2) the holders of the Series B Preferred Stock receive equity securities with rights, preferences, privileges or voting powers substantially the same as those of the Series B Preferred Stock, then the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of the Series B Preferred Stock, and in such case such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above. Furthermore, if, pursuant to the occurrence of any of the events described in the second bullet point immediately above, holders of shares of the Series B Preferred Stock receive the greater of the full trading price of the Series B Preferred Stock on the date of such event described in the second bullet point immediately above or the $25.00 per share liquidation preference plus accrued and unpaid dividends to, but not including, the date of such event described in the second bullet point immediately above, then such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above.
Notwithstanding the above, if the occurrence of any such event would materially and adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Stock disproportionately relative to other classes or series of preferred stock ranking on parity with the Series B Preferred Stock (including, if any shares are then outstanding, our Series A Preferred Stock and the Series C Preferred Stock) with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, then the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series B Preferred Stock (voting as a separate class) shall also be required.
Holders of shares of Series B Preferred Stock will not be entitled to vote with respect to any increase in the total number of authorized shares of our common stock or preferred stock, any increase in the number of authorized shares of Series B Preferred Stock or the creation or issuance of any other class or series of capital stock, or any increase in the number of authorized shares of any other class or series of capital stock, in each case ranking on parity with (including, if any shares are then outstanding, our Series A Preferred Stock and the Series C Preferred Stock) or junior to the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.
Holders of shares of Series B Preferred Stock will not have any voting rights with respect to, and the consent of the holders of shares of Series B Preferred Stock is not required for, the taking of any corporate action, including any merger or consolidation involving us or a sale of all or substantially all of our assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of the Series B Preferred Stock, except as set forth above.
In addition, the voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have redeemed or called for redemption upon proper procedures all outstanding shares of Series B Preferred Stock.
In any matter in which Series B Preferred Stock may vote (as expressly provided in the articles supplementary setting forth the terms of the Series B Preferred Stock), each share of Series B Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference. As a result, each share of Series B Preferred Stock will be entitled to one vote.
Information Rights
During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series B Preferred Stock are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series B Preferred Stock, as their names and addresses appear in our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any prospective holder of Series B Preferred Stock. We will use our best efforts to mail (or otherwise provide) the information to the holders of Series B Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.
Restrictions on Ownership and Transfer
In order for us to qualify as a REIT under the Code, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of any taxable year.
To help us to qualify as a REIT, our charter, subject to certain exceptions, contains, and the Series B Preferred Stock articles supplementary contain, restrictions on the number of shares of our common stock, the Series

B Preferred Stock and our capital stock that a person may own. Our charter provides that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value or in number of shares of our outstanding shares of capital stock. In addition, the Series B Preferred Stock articles supplementary provide that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding Series B Preferred Stock.
The consequences of attempting to own or transfer shares of our common stock or our capital stock in violation of the ownership restrictions are described in the exhibit under “Description of Common Stock - Restrictions on Ownership and Transfer.” Those consequences also apply to any person who attempts to own, or would be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding Series B Preferred Stock.
The beneficial ownership and/or constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. See “Description of Common Stock - Restrictions on Ownership and Transfer” in this exhibit.
Transfer Agent and Registrar
The transfer agent and registrar for the Series B Preferred Stock is Computershare.
Book-Entry Procedures
The Series B Preferred Stock was issued in the form of global securities held in book-entry form. The Depository Trust Company (“DTC”) or its nominee is the sole registered holder of the Series B Preferred Stock. Owners of beneficial interests in the Series B Preferred Stock represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of other interests, including any right to convert their Series B Preferred Stock, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of the Series B Preferred Stock under the global securities or the articles supplementary. We and any of our agents may treat DTC as the sole holder and registered owner of the global securities.
DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions amongst participants through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
The Series B Preferred Stock, represented by one or more global securities, will be exchangeable for certificated securities with the same terms only if:
•DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; or
•we decide to discontinue use of the system of book-entry transfers through DTC (or any successor depositary).

Description of the Series C Preferred Stock
The following description of certain terms and provisions of the Series C Preferred Stock does not purport to be complete and is in all respects subject to, and qualified in its entirety by reference to, our charter, including the articles supplementary setting forth the terms of the Series C Preferred Stock, our bylaws and Maryland law.
General
Our charter provides that we may issue up to one billion shares of capital stock, all with a par value of $0.01 per share. As of December 31, 2024, 12,650,000 of these authorized shares were classified as Series C Preferred Stock. As of December 31, 2024, there were 11,000,0000 shares of the Series C Preferred Stock outstanding.
Each class or series of preferred stock will have the designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as Maryland law may permit and our board of directors may determine by adoption of articles supplementary to our charter.
All shares of Series C Preferred Stock were validly issued, fully paid and nonassessable. Our board of directors may, without notice to or the consent of holders of Series C Preferred Stock, authorize the issuance and sale of additional shares of Series C Preferred Stock and authorize and issue additional shares of any class or series of parity equity securities from time to time.
Listing
The Series C Preferred Stock is listed on the NYSE under the symbol “MFA/PC.”
Maturity
The Series C Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series C Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them or they become convertible and are converted as described below under “-Conversion Rights.” We are not required to set apart for payment the funds to redeem the Series C Preferred Stock.

Ranking
The Series C Preferred Stock ranks, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

•	senior to all classes or series of our common stock and any other Junior Stock we may issue;

•	on a parity with our Parity Stock;

•	junior to any Senior Stock we may issue; and

•	effectively junior to all of our existing and future indebtedness (including indebtedness convertible into or exchangeable for our common stock or preferred stock) and the indebtedness of our existing and future subsidiaries.
Our “Junior Stock” means our common stock and any class or series of stock we may issue in the future that by its terms ranks junior to the Series C Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution, or winding up. Our “Parity Stock” means the Series B Preferred Stock and any other class or series of stock issued by us from time to time that by its terms ranks on parity with the Series B Preferred Stock and the Series C Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up. Our “Senior Stock” means any class or series of stock we may issue in the future that by its terms ranks senior to the Series C Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up. The term “stock” does not include any convertible or exchangeable debt securities we may issue in the future.

Dividends
Holders of shares of the Series C Preferred Stock are entitled to receive, when, as and if authorized by our board of directors and declared by us, out of funds legally available for the payment of dividends, cumulative cash dividends. The initial dividend rate for the Series C Preferred Stock from and including the date of original issuance to, but not including, March 31, 2025 (the “Fixed Rate Period”) will be 6.50% of the $25.00 per share liquidation preference per annum (equivalent to $1.625 per annum per share). On and after March 31, 2025 (the “Floating Rate Period”), dividends on the Series C Preferred Stock will accumulate at a percentage of the $25.00 liquidation preference equal to an annual floating rate of the Three-Month LIBOR Rate plus a spread of 5.345%. Dividends on the Series C Preferred Stock will accumulate daily and with respect to any shares of Series C Preferred Stock issued before June 30, 2020 shall be cumulative from, and including, the date of original issue, or, with respect to any shares of Series C Preferred Stock issued after June 30, 2020, shall be cumulative from the most recent dividend payment date to which dividends have been paid in full (or declared and the record date for determining stockholders entitled to payment thereof has passed) and will be payable quarterly in arrears on the last day of each March, June, September and December (each, as may be modified as provided below, a “dividend payment date”). If any dividend payment date is not a business day, as defined in the articles supplementary designating the Series C Preferred Stock, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day with the same force and effect as if paid on such dividend payment date, and no interest, additional dividends or sums in lieu of interest will be payable for the period from and after that dividend payment date to that next succeeding business day. Dividends payable on the Series C Preferred Stock for the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series C Preferred Stock for the Floating Rate Period will be computed based on the actual number of days in a Dividend Period and a 360-day year. Dividends will be payable to holders of record as they appear on our stock records at the close of business on the applicable record date, which will be no fewer than ten days and no more than 35 days prior to the applicable dividend payment date, as shall be fixed by the board of directors (each, a “dividend record date”). The dividends payable on any dividend payment date shall include dividends accumulated to, but not including, such dividend payment date.
For each Dividend Period during the Floating Rate Period, LIBOR (the London interbank offered rate) (“Three-Month LIBOR Rate”) will be determined by us, as of the applicable Dividend Determination Date (as defined below), in accordance with the following provisions:

•	LIBOR will be the rate (expressed as a percentage per year) for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m. (London time) on the relevant Dividend Determination Date; or

•
if no such rate appears on “Reuters Page LIBOR01” or if the “Reuters Page LIBOR01” is not available at approximately 11:00 a.m. (London time) on the relevant Dividend Determination Date, then we will select four nationally-recognized banks in the London interbank market and request that the principal London offices of those four selected banks provide us with their offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable Dividend Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on that Dividend Determination Date for the applicable Dividend Period. Offered quotations must be based on a principal amount equal to an amount that, in our discretion, is representative of a single transaction in U.S. dollars in the London interbank market at that time. If at least two quotations are provided, the Three-Month LIBOR Rate for such Dividend Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of those quotations. If fewer than two quotations are provided, the Three-Month LIBOR Rate for such Dividend Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of the rates quoted at approximately 11:00 a.m. (New York City time) on that Dividend Determination Date for such Dividend Period by three nationally-recognized banks in New York, New York selected by us, for loans in U.S. dollars to nationally-recognized European banks (as selected by us), for a period of three months commencing on the first day of such Dividend Period. The rates quoted must be based on an amount that, in our discretion, is representative of a single transaction in U.S. dollars in that market at that time. If no quotation is provided as described above, then if a Calculation Agent (as defined below) has not been appointed at such time, we will appoint a Calculation Agent who shall, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR or any of the foregoing lending rates, shall determine LIBOR for the second London Business Day immediately preceding the first day of such distribution period in its sole discretion. If the Calculation Agent is unable or unwilling to determine LIBOR as provided in the immediately preceding sentence, then LIBOR will be equal to Three-Month LIBOR for the then current Dividend Period, or, in the case of the first Dividend Period in the Floating Rate Period, the most recent dividend rate that would have been determined based on the last available Reuters Page LIBOR01 had the Floating Rate Period been applicable prior to the first Dividend Period in the Floating Rate Period.

Notwithstanding the foregoing, if we determine on the relevant Dividend Determination Date that the LIBOR base rate has been discontinued, then we will appoint a Calculation Agent and the Calculation Agent will consult with an investment bank of national standing to determine whether there is an industry accepted substitute or successor base rate to Three-Month LIBOR Rate. If, after such consultation, the Calculation Agent determines that there is an industry accepted substitute or successor base rate, the Calculation Agent shall use such substitute or successor base rate. In such case, the Calculation Agent in its sole discretion may (without implying a corresponding obligation to do so) also implement changes to the business day convention, the definition of business day, the Dividend Determination Date, the interest rate spread and any method for obtaining the substitute or successor base rate if such rate is unavailable on the relevant Business Day, in a manner that is consistent with industry accepted practices for such substitute or successor base rate. Unless the Calculation Agent determines that there is an industry accepted substitute or successor base rate as so provided above, the Calculation Agent will, in consultation with us, follow the steps specified in the second bullet point in the immediately preceding paragraph in order to determine Three-Month LIBOR Rate for the applicable Dividend Period.
“Calculation Agent” shall mean a third party independent financial institution of national standing with experience providing such services, which has been selected by us.
“Dividend Determination Date” means the second London Business Day (as defined below) immediately preceding the first date of the applicable Dividend Period.
“Dividend Period” means the period from, and including, a dividend payment date to, but excluding, the next succeeding dividend payment date, except for the initial Dividend Period, which will be the period from, and including, the original issue date of the Series C Preferred Stock to, but excluding June 30, 2020.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, or such other service as may be nominated by the ICE Benchmark Administration Limited, or ICE, or its successor, or such other entity assuming the responsibility of ICE or its successor in the event ICE or its successor no longer does so, as the successor service, for the purpose of displaying London interbank offered rates for U.S. dollar deposits).
No dividends on shares of Series C Preferred Stock may be authorized by our board of directors or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment is restricted or prohibited by law. You should review the information appearing above under “Risk Factors-We may not be able to pay dividends or other distributions on the Series C Preferred Stock” for more information as to, among other things, other circumstances under which we may be unable to pay dividends on the Series C Preferred Stock.
Notwithstanding the foregoing, dividends on the Series C Preferred Stock will accumulate whether or not (i) the terms and provisions of any laws or agreements referred to in the preceding paragraph at any time prohibit the current payment of dividends, (ii) we have earnings, (iii) there are funds legally available for the payment of those dividends and (iv) those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series C Preferred Stock which may be in arrears, and holders of Series C Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series C Preferred Stock will first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.
Future dividends on our common stock and preferred stock, including the Series C Preferred Stock, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, the annual distribution requirements under the REIT provisions of the Code, applicable law, any debt service requirements and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions on the Series C Preferred Stock or what the actual dividends will be for any future period.
Except as noted below, unless full cumulative dividends on the Series C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, (i) no dividends (other than in shares of our common stock or other Junior Stock we may issue) may be declared or paid or set apart for payment upon our common stock or other Junior Stock or our Parity Stock and no other distribution may be declared or made upon our common stock or other Junior Stock or our Parity Stock and (ii) our common stock and other Junior Stock or Parity Stock we may issue may not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such securities) by us (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, our common stock or other Junior Stock we may issue or pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preferred Stock and all Parity Stock). The foregoing will not, however, prevent the redemption, purchase or acquisition by us of shares of any class or series of stock for the purpose of enforcing restrictions on transfer and ownership of our stock contained in our charter, including in order to preserve our qualification as a REIT, or the redemption, purchase or acquisition by us of shares of our common stock for purposes of and in compliance with any incentive or benefit plan of ours. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Stock and our Parity Stock, all dividends declared upon the Series C Preferred Stock and such Parity Stock must be declared pro rata so that the amount of dividends declared per share of Series C Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accumulated dividends per share on the Series C Preferred Stock and such Parity Stock (which will not include any accrual in respect of unpaid dividends for prior Dividend Periods if such other Parity Stock do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series C Preferred Stock which may be in arrears.
Liquidation Preference
In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of Series C Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our stockholders, subject to the preferential rights of the holders of any Senior Stock, a liquidation preference of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the payment date, before any distribution of assets is made to holders of common stock or other Junior Stock we may issue; and the holders of Series C Preferred Stock will not be entitled to any further payment.
In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock, Series C Preferred Stock and any other Parity Stock we may issue, then the holders of Series B Preferred Stock, Series C Preferred Stock and such other Parity Stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Notice of any such liquidation stating the payment date or dates when, and the place or places where, the amounts distributable in each circumstance shall be payable, will be given no fewer than 30 days and no more than 60 days prior to the payment date, to each holder of record of Series C Preferred Stock at the address of such holder as it appears on our stock records. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Stock will have no right or claim to any of our remaining assets. The consolidation, conversion or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, the sale, lease, transfer or conveyance of all or substantially all of our property or business or a statutory share exchange, will not be deemed to constitute a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption and contingent conversion rights described below).

In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock or otherwise, is permitted under Maryland law with respect to any share of any class or series of our stock, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series C Preferred Stock will not be added to our total liabilities.
Redemption
The Series C Preferred Stock is not redeemable by us prior to March 31, 2025, except under circumstances where it is necessary to preserve our qualification as a REIT for U.S. federal income tax purposes (please see “-Restrictions on Transfer and Ownership” below) and except as described below under “-Special Optional Redemption” upon the occurrence of a Change of Control (as defined herein).
Optional Redemption. On and after March 31, 2025, we may, at our option, upon not less than 30 nor more than 60 days’ notice, redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the redemption date, without interest.
Special Optional Redemption. Upon the occurrence of a Change of Control (as defined below), we may, at our option, upon not less than 30 nor more than 60 days’ notice, redeem the Series C Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the redemption date. If, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Series C Preferred Stock (whether pursuant to our optional redemption right described above under “-Optional Redemption” or this special optional redemption right), the holders of Series C Preferred Stock will not have the Change of Control Conversion Right (as defined below) described below under “-Conversion Rights” with respect to the shares called for redemption.
A “Change of Control” is deemed to occur when, after the original issuance of the Series C Preferred Stock, the following have occurred and are continuing:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•	following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE American LLC or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American LLC or the Nasdaq Stock Market.
Redemption Procedures. In the event we elect to redeem Series C Preferred Stock pursuant to our optional redemption right or our special optional redemption right, the notice of redemption will be given to each holder of record of Series C Preferred Stock called for redemption at such holder’s address as it appears on our stock records and will state the following:

•
the redemption date;
•the number of shares of Series C Preferred Stock to be redeemed;

•the redemption price;

•the place or places where certificates (if any) for the Series C Preferred Stock are to be surrendered for payment of the redemption price;

• that dividends on the shares to be redeemed will cease to accumulate on the redemption date;

•if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and

•if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series C Preferred Stock being so called for redemption will not be able to tender such shares of Series C Preferred Stock for conversion in connection with the Change of Control and that each share of Series C Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

If less than all of the Series C Preferred Stock held by any holder is to be redeemed, the notice given to such holder shall also specify the number of shares of Series C Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the giving thereof will affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock, except as to the holder to whom notice was defective or not given.
Holders of shares of Series C Preferred Stock to be redeemed must surrender such shares at the place designated in the notice of redemption and will be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.
If notice of redemption of any shares of Series C Preferred Stock has been given and if we have irrevocably set apart for payment the funds necessary for redemption (including any accumulated and unpaid dividends) in trust for the benefit of the holders of the shares of Series C Preferred Stock so called for redemption, then from and after the redemption date (unless we default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of Series C Preferred Stock, those shares of Series C Preferred Stock will no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.
If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next business day.
If less than all of the outstanding shares of Series C Preferred Stock are to be redeemed, the shares of Series C Preferred Stock to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional shares) or by lot. If such redemption is to be by lot and if, as a result of such redemption, any holder of Series C Preferred Stock would own, or be deemed by virtue of certain attribution provisions of the Code to own, in excess of 9.8% in value or in number of shares (whichever is more restrictive) of the outstanding shares of capital stock (including the Series C Preferred Stock), or violate any other restriction or limitation of our stock set forth in our charter, then, except as otherwise provided in our charter, we will redeem the requisite number of shares of Series C Preferred Stock of that holder such that the holder will not own or be deemed by virtue of certain attribution provisions of the Code to own, subsequent to the redemption, in excess of 9.8% in value or in number of shares (whichever is more restrictive) of any class or series of our stock or violate any other restriction or limitation of our stock set forth in our charter. See “-Restrictions on Transfer and Ownership” below.

Immediately prior to any redemption of Series C Preferred Stock, we will pay, in cash, any accumulated and unpaid dividends to, but excluding, the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of Series C Preferred Stock at the close of business on such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series C Preferred Stock to be redeemed.
Unless full cumulative dividends on all shares of Series C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past Dividend Periods, no shares of Series C Preferred Stock may be redeemed unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed, and we may not purchase or otherwise acquire directly or indirectly any shares of Series C Preferred Stock (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, our common stock or other Junior Stock we may issue or pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preferred Stock and all Parity Stock); provided, however, that the foregoing will not prevent the redemption, purchase or acquisition by us of shares of Series C Preferred Stock for the purpose of enforcing restrictions on ownership and transfer of our stock contained in our charter, including in order to preserve our qualification as a REIT.
Subject to applicable law, we may purchase shares of Series C Preferred Stock in the open market, by tender or by privately negotiated transactions. Any shares of Series C Preferred Stock that we acquire, by redemption, conversion or otherwise, shall automatically be reclassified as authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be issued as any class or series of preferred stock.

Conversion Rights
Upon the occurrence of a Change of Control, each holder of Series C Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Series C Preferred Stock held by such holder as described above under “-Redemption,” in which case such holder will have the right only with respect to shares of Series C Preferred Stock that are not called for redemption) to convert some or all of the shares of the Series C Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of Series C Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series C Preferred Stock, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date and prior to the corresponding dividend payment date for the Series C Preferred Stock, in which case no additional amount for such accumulated and unpaid dividends to be paid on such dividend payment date will be included in this sum) by (ii) the Common Stock Price, as defined below (such quotient, the “Conversion Rate”); and

•	the “Share Cap,” originally 6.45161, now 1.6129025 as a result of the Reverse Stock Split, subject to certain adjustments as described below.
Notwithstanding anything in the articles supplementary designating the Series C Preferred Stock to the contrary and except as otherwise required by law, the persons who are the holders of record of shares of Series C Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the conversion of those shares after such dividend record date and on or prior to such dividend payment date and, in such case, the full amount of such dividend will be paid on such dividend payment date to the persons who were the holders of record at the close of business on such dividend record date. Except as provided above, we will make no allowance for unpaid dividends that are not in arrears on the shares of Series C Preferred Stock to be converted.
The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock to existing holders of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration, as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed the product of the Share Cap times the aggregate number of shares of the Series C Preferred Stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.
In the case of a Change of Control pursuant to which our common stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series C Preferred Stock will receive upon conversion of such shares of the Series C Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”). The Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration.”
If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of our common stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of our common stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.
We will not issue fractional shares of our common stock upon the conversion of the Series C Preferred Stock in connection with a Change of Control. Instead, we will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.
Within 15 days following the occurrence of a Change of Control, provided that we have not exercised our right to redeem all shares of Series C Preferred Stock pursuant to the redemption provisions described above, we will provide to holders of Series C Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right, which notice shall be delivered to the holders of record of the shares of Series C Preferred Stock to their addresses as they appear on our stock records. No failure to give such notice or any defect thereto or in the giving thereof will affect the validity of the proceedings for the conversion of any shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given. This notice will state the following:

•	the events constituting the Change of Control;

•	the date of the Change of Control;
•	the last date on which the holders of Series C Preferred Stock may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Stock Price;

•	the Change of Control Conversion Date;

•	that if, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem all or any shares of Series C Preferred Stock, holders of Series C Preferred Stock that are subject to such notice of redemption will not be able to convert the shares of Series C Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series C Preferred Stock;

•	the name and address of the paying agent, transfer agent and conversion agent for the Series C Preferred Stock;

•	the procedures that the holders of Series C Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares of Series C Preferred Stock for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and

•	the last date on which holders of Series C Preferred Stock may withdraw shares of Series C Preferred Stock surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.
Under such circumstances, we also will issue a press release containing such notice for publication on the Wall Street Journal, Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on our website (if any), in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series C Preferred Stock.
To exercise the Change of Control Conversion Right, the holders of Series C Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series C Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series C Preferred Stock held in book-entry form through a Depositary or shares directly registered with the transfer agent, therefor, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series C Preferred Stock to be converted through the facilities of such Depositary or through such transfer agent, respectively), together with a written conversion notice in the form provided by us, duly completed, to our transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;

•	the number of shares of Series C Preferred Stock to be converted; and

•	that the shares of the Series C Preferred Stock are to be converted pursuant to the applicable provisions of the articles supplementary designating the Series C Preferred Stock.
The “Change of Control Conversion Date” is the date the Series C Preferred Stock is to be converted, which will be a business day selected by us that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series C Preferred Stock.
The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) if our common stock is not then listed for trading on a U.S. securities exchange, the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred.
Holders of Series C Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state:

•	the number of withdrawn shares of Series C Preferred Stock;

•	if certificated shares of Series C Preferred Stock have been surrendered for conversion, the certificate numbers of the withdrawn shares of Series C Preferred Stock; and

•	the number of shares of Series C Preferred Stock, if any, which remain subject to the holder’s conversion notice.
Notwithstanding the foregoing, if any shares of Series C Preferred Stock are held in book-entry form through the DTC or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.
Shares of Series C Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided notice of our election to redeem some or all of the shares of Series C Preferred Stock, as described above under “-Redemption,” in which case only the shares of Series C Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If we elect to redeem shares of Series C Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series C Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price described above under “-Redemption-Optional Redemption” or “-Redemption-Special Optional Redemption,” as applicable.
We will deliver all securities, cash and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of our common stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.
In connection with the exercise of any Change of Control Conversion Right, we will comply with all applicable federal and state securities laws and stock exchange rules in connection with any conversion of shares of the Series C Preferred Stock into shares of our common stock or other property. Notwithstanding any other provision of the Series C Preferred Stock, no holder of Series C Preferred Stock will be entitled to convert such shares of the Series C Preferred Stock into shares of our common stock to the extent that receipt of such shares of common stock would cause such holder (or any other person) to violate the applicable restrictions on transfer and ownership of our stock contained in our charter, unless we provide an exemption from this limitation to such holder pursuant to the terms of our charter. Please see the sections entitled “-Restrictions on Transfer and Ownership” below.
The Change of Control conversion feature may make it more difficult for a third party to acquire us or discourage a party from acquiring us. Except as provided above in connection with a Change of Control, the Series C Preferred Stock is not convertible into or exchangeable for any other securities or property.

Voting Rights
Holders of Series C Preferred Stock will not have any voting rights, except as set forth below.
Whenever dividends on any shares of Series C Preferred Stock are in arrears for six or more full quarterly Dividend Periods, whether or not consecutive, the number of directors constituting our board of directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of Parity Stock upon which like voting rights have been conferred and are exercisable) and the holders of Series C Preferred Stock, voting as a single class with holders of the Parity Stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of those two additional directors at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series C Preferred Stock and all other classes or series of Parity Stock upon which like voting rights have been conferred and are exercisable to be held no later than 90 days after our receipt of such request (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of our stockholders, in which case, such vote will be held at the earlier of the next annual or special meeting of the stockholders to the extent permitted by applicable law), and at each subsequent annual meeting until all dividends accumulated on the Series C Preferred Stock for all past Dividend Periods and the then current Dividend Period will have been fully paid. In that case, the right of holders of Series C Preferred Stock to elect any directors will cease and, unless there are other classes or series of Parity Stock upon which like voting rights have been conferred and are exercisable, the term of office of any directors elected by holders of Series C Preferred Stock will immediately terminate and the number of directors constituting the board of directors will be reduced accordingly. For the avoidance of doubt, in no event will the total number of directors elected by holders of Series C Preferred Stock (voting together as a single class with the Parity Stock upon which like voting rights have been conferred and are exercisable) pursuant to these voting rights exceed two. The directors elected by the holders of the Series C Preferred Stock and the holders of the Parity Stock upon which like voting rights have been conferred and are exercisable will be elected by a plurality of the votes cast by the holders of the outstanding shares of Series C Preferred Stock when they have the voting rights described in this paragraph and the Parity Stock upon which like voting rights have been conferred and are exercisable (voting together as a single class) to serve until our next annual meeting of stockholders and until their successors are duly elected and qualify or until such directors’ right to hold the office terminates as described above, whichever occurs earlier.
If, at any time when the voting rights conferred upon the Series C Preferred Stock are exercisable, any vacancy in the office of a director elected by the holders of the Series C Preferred Stock and any class or series of Parity Stock upon which like voting rights have been conferred and are exercisable will occur, then such vacancy may be filled only by the remaining director or by vote of the holders of the outstanding Series C Preferred Stock and any other classes or series of Parity Stock upon which like voting rights have been conferred and are exercisable.

Any director elected by holders of shares of Series C Preferred Stock and any class or series of Parity Stock upon which like voting rights have been conferred and are exercisable may be removed at any time, with or without cause, by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series C Preferred Stock and any class or series of Parity Stock we may issue when they have the voting rights described above (voting as a single class with all other classes or series of Parity Stock upon which like voting rights have been conferred and are exercisable).
So long as any shares of Series C Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of Series C Preferred Stock and Parity Stock upon which like voting rights have been conferred and are exercisable (voting together as a single class), (i) authorize, create, or increase the authorized or issued amount of, any class or series of Senior Stock or reclassify any of our authorized stock into such shares, or create or authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of our charter, whether by merger, conversion, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii) above, so long as the Series C Preferred Stock remains outstanding with the terms thereof materially unchanged, or the holders of Series C Preferred Stock receive shares of stock or other equity interests with rights, preferences, privileges and voting powers substantially the same as those of the Series C Preferred Stock, taking into account that upon the occurrence of an Event we may not be the successor entity, the occurrence of any such Event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of Series C Preferred Stock; and, provided further, that any increase in the amount of the authorized or issued Series C Preferred Stock or the creation or issuance, or any increase in the amounts authorized of any Parity Stock, including the Series B Preferred Stock, or Junior Stock will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of Series C Preferred Stock. Notwithstanding the foregoing, if any amendment, alteration or repeal of any provision of our charter would materially and adversely affect the rights, preferences or privileges of the Series C Preferred Stock disproportionately relative to other classes or series of Parity Stock, including the Series B Preferred Stock, then the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock (voting as a separate class) shall also be required.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been irrevocably set apart to effect such redemption.
On each matter on which holders of Series C Preferred Stock are entitled to vote, each share of Series C Preferred Stock will be entitled to one vote, except that when shares of any other class or series of preferred stock we may issue, including the Parity Stock, have the right to vote with the Series C Preferred Stock as a single class on any matter, the Series C Preferred Stock, the Parity Stock and each such other class or series of stock will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).
Except as expressly stated in the articles supplementary designating the Series C Preferred Stock, Series C Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof will not be required for the taking of any corporate action. The holders of Series C Preferred Stock will have exclusive voting rights on any amendment to our charter that would alter the contract rights, as expressly set forth in the charter, of only the Series C Preferred Stock. For the avoidance of doubt nothing in the foregoing sentence gives the holders of Series C Preferred Stock the right to vote separately or as a class on any matter other than as expressly contemplated above.

Information Rights
During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series C Preferred Stock are outstanding, we will use our best efforts to transmit through our website at http://www.mfafinancial.com (or other permissible means under the Exchange Act) copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required). We will use our best efforts to provide such reports on our website within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act and we were a “non-accelerated filer” within the meaning of the Exchange Act.

Restrictions on Transfer and Ownership
To assist us in qualifying as a REIT, our charter prohibits any person from acquiring or holding, directly or constructively, ownership of 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our capital stock. For this purpose the term “ownership” generally means either direct ownership or constructive ownership in accordance with the constructive ownership provisions of Section 544 of the Code, as modified in Section 856(h) of the Code.
The constructive ownership provisions of Section 544 of the Code generally attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries;

attribute ownership of securities owned by family members to other members of the same family; and set forth rules for attributing securities constructively owned by one person to another person. To determine whether a person holds or would hold capital stock in excess of the 9.8% ownership limit, a person will be treated as owning not only shares of capital stock actually owned, but also any shares of capital stock attributed to that person under the attribution rules described above. Accordingly, a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the 9.8% ownership limit.
Any transfer of shares of Series C Preferred Stock that would cause us to be disqualified as a REIT or that would (a) create a direct or constructive ownership of shares of Series C Preferred Stock in excess of the 9.8% ownership limit, or (b) result in the shares of our capital stock being beneficially owned (within the meaning of Section 856(a) of the Code) by fewer than 100 persons (determined without reference to any rules of attribution), or (c) result in us being “closely held” within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee (the “purported transferee”) will acquire no rights to those shares. In addition, no holder of Series C Preferred Stock will be entitled to convert the Series C Preferred Stock into our common stock upon a Change of Control to the extent that receipt of our common stock would cause the holder to actually or constructively own stock exceeding either of the 9.8% ownership thresholds unless we provide an exemption from these ownership limitations to such holder at our sole discretion. These restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

Any purported transfer of shares of Series C Preferred Stock or conversion of Series C Preferred Stock into shares of our common stock upon a Change of Control that would, if effective, result in a purported transferee owning (directly or constructively) shares of capital stock in excess of the 9.8% ownership limit due to the unenforceability of the transfer restrictions described above will constitute “excess securities.” Excess securities will be transferred by operation of law to a trustee of a trust that we will establish for the exclusive benefit of a charitable organization, until such time as the trustee of the trust retransfers the excess securities. The trustee will be designated by us and must not be affiliated with the purported transferee or us. While the excess securities are held in trust, the purported transferee will not be entitled to vote or to share in any dividends or other distributions with respect to the securities. Subject to the 9.8% ownership limit, excess securities may be transferred by the trust to any person (if such transfer would not result in excess securities) and upon such transfer, the purported transferee will have the right to receive the lesser of the price paid by the purported transferee (or, if no consideration was paid by the purported transferee, the fair market value of the excess securities on the date of the purported transfer), or the price per share for the excess securities received by the trust, at which point the excess securities will automatically cease to be excess securities.
Upon a purported transfer of excess securities, the purported transferee shall cease to be entitled to distributions, voting rights and other benefits with respect to the shares of capital stock except the right to payment of the purchase price for the shares of capital stock on the retransfer of securities as provided above. Any dividend or distribution paid to a purported transferee on excess securities prior to our discovery that shares of capital stock have been transferred in violation of our charter shall be paid to the trust for the exclusive benefit of the beneficiary. If these transfer restrictions are determined to be void, invalid or unenforceable by a court of competent jurisdiction, then the purported transferee of any excess securities may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess securities and to hold the excess securities on our behalf.
Any person who acquires or attempts or intends to acquire shares of our stock in violation of any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. All persons who own, directly or by virtue of the attribution provisions of the Code, 5% or more of our outstanding shares of stock (or such other percentage at the time prescribed by the Code or the regulations promulgated thereunder) must file a written statement with us containing the information specified in our charter within 30 days after January 1 of each year. In addition, each stockholder must upon demand disclose to us such information as we deem necessary in order to determine our qualification as a REIT and to ensure compliance with the 9.8% ownership limit.

Our board may waive the 9.8% ownership limit if it is presented with evidence satisfactory to it that the waiver will not jeopardize our qualification as a REIT. As a condition to any such waiver, our board may require a ruling of the Internal Revenue Service, opinions of counsel or other evidence satisfactory to it and must receive representations and undertakings from the applicant with respect to preserving our REIT qualification. The 9.8% ownership limit will not apply if our board determines that it is no longer in our best interests to continue to qualify as a REIT. At present, we do not intend to waive the 9.8% ownership limit for any purchaser.
Preemptive Rights
No holders of Series C Preferred Stock will, as holders of Series C Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any of our other securities.
Book-Entry Procedures
DTC will act as securities depositary for the Series C Preferred Stock, which will only be issued in the form of global securities held in book-entry form. We will not issue certificates to you for the shares of Series C Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.
Title to book-entry interests in the Series C Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in shares of the Series C Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series C Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.
When you purchase shares of Series C Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Series C Preferred Stock on DTC’s records. You will be considered to be the “beneficial owner” of the Series C Preferred Stock. Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of Series C Preferred Stock are credited.
You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series C Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.
Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security, such as you, desires to take any action which a holder is entitled to take under our charter (including the articles supplementary designating the Series C Preferred Stock), DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.
Any redemption notices with respect to the Series C Preferred Stock will be sent to Cede & Co. If less than all of the outstanding shares of Series C Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of Series C Preferred Stock in accordance with its procedures.
In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the shares of Series C Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the shares of Series C Preferred Stock are credited to on the record date, which are identified in a listing attached to the omnibus proxy.
Dividends on the Series C Preferred Stock will be made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.
Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.
DTC may discontinue providing its services as securities depositary with respect to the Series C Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series C Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series C Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series C Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.
According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Transfer Agent and Registrar
The transfer agent and registrar for the Series C Preferred Stock is Computershare.
Global Clearance and Settlement Procedures
Initial settlement for the Series C Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Description of Notes
The following description summarizes the terms of our 8.875% Notes and our 9.00% Notes (together, the “Notes”), and certain terms and provisions of the Indenture (as defined below) that we entered into in connection with the offering of the Notes, which have been filed as exhibits to the Annual Report on Form 10-K of which this exhibit is a part. The following description is not intended to be comprehensive. Our description of the Notes below is qualified by reference to such Indenture, which we urge you to read. As used in this section, “MFA,” “we,” “us” and “our” mean MFA Financial, Inc. and its successors, but not any of its subsidiaries. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in such Indenture, and those definitions are incorporated herein by reference.

The 8.875% Notes and the 9.00% Notes were issued pursuant to a base indenture, dated as of June 3, 2019, as supplemented by a supplemental indenture thereto, dated as of January 11, 2024 and April 17, 2024, respectively, between us and Wilmington Trust, National Association, as trustee, paying agent and registrar. We refer to the base indenture and supplemental indenture collectively as the “Indenture.” Copies of the Indenture and the form of the Notes have been filed with the SEC.

General

Subject to the discussion below, the 8.875% Notes and the 9.00% Notes:

•were issued in the initial aggregate principal amount of $115,000,000 and $75,000,000, respectively,
•will mature on February 15, 2029 and August 15, 2029, respectively,
•were issued in minimum denominations of $25 and integral multiples of $25 in excess thereof,
•are redeemable at our option, in whole or in part, at any time on and after February 15, 2026 and August 15, 2026, respectively, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but excluding, the redemption date as described under “- Optional Redemption” below,
•are not subject to a sinking fund, and
•are listed on the New York Stock Exchange under the symbol “MFAN” and “MFAO”, respectively.
None of our subsidiaries, affiliates or any other person has guaranteed the payment of principal, premium, if any, or interest on the Notes or has any other obligation in connection with the Notes.

Further Issues
We may, without the consent of the holders of the Notes, under the Indenture with the same terms and the same CUSIP number as the Notes initially issued under the Indenture in an unlimited aggregate principal amount; provided, that we may issue such additional Notes only if they are part of the same issue (and part of the same series) as the Notes initially issued hereunder for U.S. federal income tax purposes. Any such additional Notes will, for all purposes of the Indenture, including waivers, amendments and offers to purchase, be treated as part of the same series as the Notes initially issued under the Indenture.

Ranking
The Notes are our senior direct unsecured obligations, rank equal in right of payment to any of our existing and future unsecured and unsubordinated indebtedness that is not so subordinated, are effectively subordinated in right of payment to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, and are structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) and (to the extent not held by us) preferred stock, if any, of our subsidiaries and of any entity we account for using the equity method of accounting.

Interest
The 8.875% Notes will bear interest at 8.875% from, and including, January 11, 2024, and the subsequent interest periods will be the periods from, and including, an interest payment date to, but excluding, the next interest payment date or the stated maturity date or earlier redemption date, as the case may be. Interest is payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on May 15, 2024. The 9.00% Notes will bear interest at 9.00% from, and including, April 17, 2024, and the subsequent interest periods will be the periods from, and including, an interest payment date to, but excluding, the next interest payment date or the stated maturity date or earlier redemption date, as the case may be. Interest is payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2024, to the persons in whose names the notes are registered at the close of business on February 1, May 1, August 1 and November 1, as the case may be, immediately before the relevant interest payment date. Interests on the Notes are payable to the persons in whose names the notes are registered at the close of business on February 1, May 1, August 1 and November 1, as the case may be, immediately before the relevant interest payment date. All payments will be made in U.S. dollars.
Interest on the notes will be computed on the basis of a 360 day year consisting of twelve 30 day months. Interest payments will be made only on a Business Day. If any interest payment is due on a non-Business Day, we will make the payment on the next day that is a Business Day. Payments made on the next Business Day in this situation will be treated under the indenture as if they were made on the original due date. Such payment will not result in a Default under the notes or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a Business Day.
We will pay interest to the person listed in the registrar’s records as the owner of the notes at the close of business on the record date for the applicable interest payment date, even if that person no longer owns the note on the interest payment date. Because we pay all of the interest for an interest period to the holders on the record date, holders buying and selling the notes must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the notes to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period.

Optional Redemption

On or after February 15, 2026 and August 15, 2026, we may redeem for cash all or any portion of the 8.875% Notes and 9.00% Notes, respectively, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Notwithstanding the foregoing, interest due on an interest payment date falling on or prior to a redemption date will be payable to holders at the close of business on the record date for such interest payment date.

We are required to give notice of such redemption not less than 30 days nor more than 60 days prior to the redemption date to each holder at its address appearing in the securities register maintained by the trustee. In the event we elect to redeem less than all of the notes, the particular notes to be redeemed will be selected by the trustee in accordance with policies and procedures of DTC.

No “sinking fund” is provided for the Notes, which means that we are not required to redeem or retire the Notes periodically.

Certain Covenants

Other than as described below under “- Offer to Repurchase Upon a Change of Control Repurchase Event” and “- Consolidation, Merger and Transfer of Assets,” the Indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of notes protection in the event of a sudden and significant decline in our credit quality or a takeover, change of control, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect our capital structure or credit rating.

Consolidation, Merger and Transfer of Assets

The Indenture provides that we will not, in any transaction or series of related transactions, consolidate with, or sell, lease or convey all or substantially all of our property and assets to, or merge with or into, any Person unless:

•either (1) we shall be the continuing Person (in the case of a merger) or (2) the successor Person (if other than us) formed by or resulting from the consolidation or merger or which shall have received the transfer of assets shall be an entity organized and existing under the laws of the United States of

America, any state thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the debt securities outstanding under the indenture and the due and punctual performance and observance of all covenants and conditions in such outstanding debt securities and the indenture to be performed or satisfied by us (including, without limitation, the obligation to convert or exchange any debt securities that are convertible into or exchangeable for other securities or property in accordance with the provisions of such debt securities and the indenture) by a supplemental indenture;
•immediately after giving effect to the transaction described above, no Event of Default under the indenture, and no event which, after notice or lapse of time or both would become an Event of Default under the indenture, shall have occurred and be continuing; and
•the trustee shall have received the officers’ certificate and opinion of counsel called for by the Indenture.

In the case of any such consolidation, sale, lease, conveyance or merger in which we are not the continuing entity and upon execution and delivery by the successor Person of the supplemental indenture described above, such successor Person shall succeed to, and be substituted for, us and may exercise every right and power of ours under the indenture with the same effect as if such successor Person had been named as us therein, and we shall be automatically released and discharged from all obligations and covenants under the indenture and the debt securities issued under that indenture.

Offer to Repurchase Upon a Change of Control Repurchase Event
If a Change of Control Repurchase Event (defined below) occurs, unless we have exercised our option to redeem the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (in a principal amount of $25 and integral multiples of $25 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but excluding, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will give notice to each holder with copies to the trustee and the paying agent (if other than the trustee) describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is given. The notice shall, if given prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

(1)accept for payment all notes or portions of notes properly tendered pursuant to our offer;
(2)deposit with the trustee an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and
(3)deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.
We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if (i) we or our successor delivered a notice to redeem in the manner, at the times and otherwise in compliance with the optional redemption and repayment provision described above prior to the occurrence of the Change of Control Repurchase Event or (ii) a third party makes an offer in respect of the notes in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.
There can be no assurance that sufficient funds will be available at the time of any Change of Control Repurchase Event to make required repurchases of notes tendered. Our failure to repurchase the notes upon a Change of Control Repurchase Event would result in a default under the indenture. If the holders of the notes exercise their right to require us to repurchase the notes upon a Change of Control Repurchase Event, the financial effect of this repurchase could result in defaults under any credit facility or other debt instruments to which we are or become party, including the acceleration of the payment of any borrowings thereunder. It is possible that we will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of our other debt and the notes. See “Risk Factors - Risks Related to the Notes and to this Offering - We may not be able to repurchase the notes upon a Change of Control Repurchase Event” in the relevant prospectus accompanying the offering of the Notes.

Information Rights
We, pursuant to Section 314(a) of the Trust Indenture Act, shall: (1) deliver to the trustee, within 15 days after we file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which we may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if we are not required to file information, documents or reports pursuant to either of said Sections, then it shall deliver to the trustee and file with the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

Events of Default

Any one of the following is an “Event of Default” with respect to the Notes:

•default in payment of any interest when due, and continuance of such default for a period of 30 days;
•default in payment of any principal of or premium, if any, when due (whether at maturity, upon redemption, or upon repurchase at the option of the holder);
•default in the performance, or breach, of any other covenant or warranty applicable to us in the Indenture, other than a covenant or warranty included in the Indenture solely for the benefit of a series of debt securities other than the Notes, and continuance of that default or breach (without that default or breach having been cured or waived in accordance with the Indenture) for a period of 60 days after notice to us by the trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding;
•default after the expiration of any applicable grace period in the payment of principal when due, or resulting in acceleration of, other indebtedness (other than Non-recourse Debt of us or any Significant Subsidiary of ours or indebtedness of any Structured Finance Subsidiary of ours) for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $100 million and such indebtedness has not been discharged, or such default in payment or acceleration has not been cured or rescinded, prior to written notice of acceleration of the Notes;
•failure by us or any of our Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $100 million, which judgments are not paid, discharged or stayed for a period of 30 calendar days after such judgments become final and non-appealable; or
•specified events of bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary of ours.

If an Event of Default with respect to the Notes occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal of the Notes to be due and payable immediately. The holders of a majority in principal amount of the Notes may rescind such declaration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely as a result of such acceleration.

Holders of Notes may not enforce the Indenture or the Notes, except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, the holders of more than 50% in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee. The Trustee may withhold from holders of Notes notice of any continuing default (except a default in the payment of principal or interest or the repurchase price in connection with a Change of Control Repurchase Event) if it determines that withholding notice is in their interests. We are also required to deliver to the Trustee, on or before a date not more than 120 calendar days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any default has occurred.

Modification and Waivers

    We can make the following changes to the Indenture without consent from the holders:

•to evidence the succession of another Person to us and the assumption by that successor of our covenants contained in the Indenture;
•to add to our covenants for the benefit of the holders of the Notes or to surrender any right or power conferred upon us in the Indenture with respect to the Notes;
•to evidence and provide for the acceptance of the appointment of a successor trustee in respect of the Notes;
•to cure any ambiguity or correct or supplement any provision in the Indenture which may be defective or inconsistent with other provisions in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture which shall not adversely affect the interests of the holders of the Notes;
•to add any additional Events of Default with respect to the Notes;
•to supplement any of the provisions of the Indenture to permit or facilitate defeasance, covenant defeasance and/or satisfaction and discharge of the Notes, provided that such action shall not adversely affect the interest of any holder of the Notes in any material respect;
•to add guarantees or guarantors in respect of the Notes, to establish the forms and terms of the guarantees and to evidence the release and discharge of any guarantor from its obligations under its guarantee of the Notes and its obligations under the Indenture in respect of the Notes in accordance with the terms of the Indenture;
•to secure or, if applicable, to provide additional security for the Notes and to provide for any and all matters relating thereto, and to provide for the release of any collateral as security for the Notes in accordance with the terms of the Indenture;
•to make any change to the Indenture to conform the terms thereof to the terms reflected in any prospectus or prospectus supplement used in connection with the initial offering or sale of the Notes;
•to amend or supplement any provision contained in the Indenture, provided that such amendment or supplement does not apply to any outstanding Note issued prior to the date of such supplemental indenture and entitled to the benefits of such provisions;

We cannot make the following changes without consent from each affected holder:

•change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, with respect to the Notes;

•reduce the principal of or any premium on the Notes or reduce the rate of interest on the Notes or reduce the price payable upon the redemption of the Notes, or upon the repurchase of the Notes at the option of the holder;
•adversely affect any right of repayment or repurchase of the Notes at the option of any holder;
•change any place where or the currency in which the Notes are payable;
•impair the holder’s right to institute suit to enforce the payment of the Notes on or after their stated maturity; or
•reduce the percentage of the Notes of whose holders must consent to any modification or amendment or any waiver of compliance with specific provisions of the Indenture or specified defaults under the Indenture and their consequences.
We can make other changes to the Indenture with consent from holders of a majority in aggregate principal amount of the outstanding Notes.

Defeasance

We may elect to defease and be discharged from all of our obligations with respect to the Notes, except for certain limited obligations.

If we elect defeasance with respect to the Notes, we will irrevocably deposit with the Trustee or other qualifying trustee, in trust for that purpose, an amount in U.S. dollars (and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money) sufficient to pay the principal of and any premium and any interest on the Notes at stated maturity or, if applicable, upon redemption.

The defeasance described above shall only be effective if, among other things:

•it shall not result in a breach or violation of, or constitute a default under, the Indenture;
•we shall have delivered to the Trustee an opinion of independent counsel reasonably acceptable to the trustee confirming that (A) we have received from or there has been published by the IRS a ruling or (B) since the date of the Indenture there has been a change in applicable U.S. federal income tax law, in either case to the effect that, and based on this ruling or change the opinion of counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;
•if the cash and government obligations deposited are sufficient to pay the outstanding Notes provided the Notes are redeemed on a particular redemption date, we shall have given the Trustee irrevocable instructions to redeem the Notes on that date; and
•no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the Notes shall have occurred and be continuing on the date of the deposit into trust; and no Event of Default arising from specified events of bankruptcy, insolvency or reorganization with respect to us or event which with notice or lapse of time or both would become such an Event of Default with respect to us shall have occurred and be continuing during the period through and including the 91st day after the date of the deposit into trust.
Governing Law

The Indenture and the Notes are governed by the laws of the State of New York.

Concerning the Trustee

Wilmington Trust, National Association is the Trustee. The Trust Indenture Act of 1939 limits the rights of a trustee, if the Trustee becomes a creditor of us, to obtain payment of claims or to realize on property received by it in respect of those claims, as security or otherwise. Any trustee is permitted to engage in other transactions with us and our subsidiaries from time to time. However, if a trustee acquires any conflicting interest it must eliminate the conflict upon the occurrence of an Event of Default under the applicable indenture or resign as trustee.

Definitions

    As used in this section “Description of Notes,” the following terms have the meanings specified below:
“Business Day” means a day other than a Saturday, Sunday or any other day on which banking institutions in New York City or the location of the corporate trust office of the trustee are authorized or required by law, regulation or executive order to close.

“Change of Control” means the occurrence of the following:

•the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate Ordinary Voting Power of our issued and outstanding Equity Interests;
•occupation of a majority of the seats (other than vacant seats) on our board of directors by Persons who were neither (i) nominated by our board of directors nor (ii) appointed by directors so nominated; or
•the acquisition of direct or indirect Control of us by any Person or group (within the meaning of the Exchange Act and the rules of the Commission thereunder as in effect on the date of the closing of the offering of the notes) not in Control of us on the date of the closing of the offering of the notes.
provided that, for the purposes of this definition, no Change of Control shall be deemed to occur by reason of our becoming a wholly owned Subsidiary of a Successor Parent.

“Change of Control Repurchase Event” means the occurrence of a Change of Control.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default (as defined in “—Events of Default” above).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Non-Recourse Indebtedness” means an obligation for indebtedness that can only be satisfied out of the collateral securing the obligation and not out of the debtor’s other assets.

“Ordinary Voting Power” means, with respect to any Person, the power to elect the directors (or functional equivalent) of such Person.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Significant Subsidiary” means, as of any date of determination, a Subsidiary of ours that would constitute a “significant subsidiary” as such term is defined under Rule 1-02(w) of Regulation S-X of the SEC as in effect on the date of the indenture.

“Structured Finance Subsidiary” means a Subsidiary the primary function of which is to act as an issuer, depositor or special purpose entity in connection with issuances of obligations collateralized by loans, bonds, mortgages or other debt obligations issued by third parties.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person.

“Successor Parent” means any Person for which Equity Interests of such Person representing more than 50% of the aggregate Ordinary Voting Power of the issued and outstanding Equity Interests of such Person immediately after the time we become a wholly owned Subsidiary of such Person, are beneficially owned (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) by one or more Persons that beneficially owned Equity Interests representing more than 50% of the aggregate Ordinary Voting Power of our issued and outstanding Equity Interests immediately prior to our becoming a wholly owned Subsidiary of such Person and in substantially the same proportion as immediately prior to our becoming a wholly owned Subsidiary of such Person.